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Following is a transcript of a conference call held by senior management of Time Warner Cable Inc. on January 30, 2014 with respect to its fourth-quarter and full-year 2013 results and operating plan.

Q4 2013 Earnings Call

Operator

Hello, and welcome to the Time Warner Cable Fourth Quarter 2013 Earnings Conference Call. At this time, all participants are in a listen-only mode.

Today’s conference is being recorded. If you have any objections, you may disconnect at this time.

Now, I’ll turn the call over to Tom Robey, Senior Vice President of Time Warner Cable Investor Relations.

Thank you. You may begin.

Thomas Robey

Thanks, Candy, and good morning, everyone.

Welcome to Time Warner Cable’s 2013 fourth quarter and full year earnings conference call. This morning, we issued two press releases, one detailing our 2013 fourth quarter and full year results and the other announcing an increase in our regular quarterly dividend. We also have posted three presentations to our IR website. The first detailing our 2013 fourth quarter and full year results, a second outlining our three-year plan, and a third presenting a side-by-side comparison of Time Warner Cable and Charter Communications on some key metrics. Before we begin, there are several items I need to cover.

First, we refer to certain non-GAAP measures. Definitions and schedules setting out reconciliations of these historical non-GAAP financial measures to the most directly comparable GAAP financial measures are included in our earnings release and trending schedules.

Second, today’s announcement includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations and beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to various factors, which are discussed in detail in our SEC filings. Time Warner Cable is under no obligation to and, in fact, expressly disclaims any such obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Third, the quarterly growth rates disclosed in this conference call are on a year-over-year basis, unless otherwise noted as being sequential. And finally, today’s press releases, trending schedules, presentation slides and related reconciliation schedules are available on our website at twc.com/investors.

With that covered, I’ll thank you and turn the call over to Rob. Rob?

Robert D. Marcus

Thanks, Tom, and good morning, everyone.

Let me start my first call as Time Warner Cable’s CEO by saying that I am honored and thrilled to lead this great company, the premier pure play cable company in the United States. I couldn’t be more enthusiastic about our future and I look forward to building on our long tradition of delivering great experiences to our 15 million customers and maximizing value for our shareholders.

In a few moments, I’ll spend some time on our customer-focused view of the world. But before I do, I want to reconfirm our long-standing commitment to you, our shareholders. Since our separation from Time Warner, a little less than five years ago, Time Warner Cable has generated total shareholder returns of over 450%, far exceeding the indices. We are focused on building shareholder value both through operations and through capital allocation.

I want to be very clear this morning, that as CEO, I remain totally committed to maximizing shareholder value.

Clearly, today’s call differs a bit from the typical earnings call. As all of you know, 17 days ago, Charter Communications made a public, unsolicited bid to acquire our company for $132.50 per share. This was the third in a series of bids that our board has unanimously rejected as not in the best interest of our shareholders. As I said at the time and I’ll say again today, Charter’s most recent bid to acquire Time Warner Cable substantially undervalues our company. The headline value of that Charter proposal equates to roughly seven times our forward adjusted OIBDA and is substantially below the multiples at which recent cable transactions have been completed. Moreover, as we’ll make clear this morning, the value offered by Charter falls well short of the value that we can create by executing on our current operating plan. In short, we have terrific assets, a world-class team and a well architected operating plan and we are confident in our ability to drive growth and create more value for our shareholders.

In light of the circumstances, we’re going to do things a little bit differently this morning. You’ll notice that in addition to our normal earnings-related documents, our press release, Q4 presentation slides and trending schedules, this morning we posted two other presentations. The first presents a side-by-side comparison of where Time Warner Cable sits relative to Charter on some key metrics. Some of the comments made by Charter management imply that TWC is somehow behind Charter in terms of operating metrics and level of investment. This slide presentation should set the record straight. The facts are that in almost every regard, whether that’s residential, video and high speed data penetration, number of HD channels offered, WiFi Hotspots, commercial buildings on our network, you name it, Time Warner Cable is better positioned than Charter reflecting years of innovation and investment. And that certainly provides a very strong foundation for our go-forward operating plan.

That leads me to the second additional presentation that we made available this morning. That presentation lays out our 2014 to 2016 operating plan. We’ll go through that plan in quite a bit of detail this morning.

So here’s the drill for the call. We’ll start with a brief review of our fourth quarter and full year results then I’d like to spend most of our time together walking you through our plans for 2014 and beyond. Dinni Jain, our new COO, will share some initial observations on the state of our business, our strategy and operating plan. Then Phil Meeks, our COO of Business Services, will put some flesh on the growth plan for business services, and finally, Artie will pull it all together and walk you through the plan and provide guidance for 2014.

So let’s start with our Q4 and full year results. We told you about our Q4 subscriber metrics at an investor conference a few weeks ago and I think it’s fair to say that the financial results we reported this morning came in a little ahead on almost every metric. Artie will get into the details, but I want to call out some of the highlights of the quarter.

First, and I’m very pleased about this, after a challenging year of sub losses, we finished the year with really good momentum in our residential business. There is solid evidence that the foundational work we did throughout 2013 to fine-tune our offer strategy and to improve our retention capabilities are paying off. Customer relationships net adds improved sequentially in each month of the quarter and in December, they’re solidly higher than they were a year earlier. That positive momentum has continued into January of this year. So we’re starting off the New Year strongly.

Second, we had two noteworthy enhancements to our video product during the quarter. We accelerated the deployment of our first-generation cloud-based guide, which features a graphically rich user interface and advanced search functionality. As of today, the guide is on close to three million set-top boxes. The feedback on the new UI has been phenomenal. In addition, during the quarter, we further enhanced our TWC TV app, adding more content, both linear and VOD and expanding the portfolio platforms on which the app is available, the latest being the Kindle Fire. At this point, our IP Video product is available on more platforms than any other MVPD app and usage continues to grow. In December, our customers used the TWC TV app on more than 1 million IP devices.

Third, we continued to make progress in customer service. The various initiatives we’ve been implementing over the last year to improve customer care and technical operations, including one-hour windows and better customer education are yielding real improvements in customer satisfaction.

Fourth, we continue to deliver outstanding results in business services with year-over-year revenue growth of more than $100 million yet again in the fourth quarter. We’re on track to reach at least $5 billion of annual business services revenue by 2018.

And last, but by no means least, we reached a milestone in capital returns. By the end of 2013, we had repurchased more than $7.5 billion of Time Warner Cable stock since the inception of our buyback program in 2010. That translates into a 25% reduction in shares outstanding over the last three-and-a-quarter years.

Before I turn it over to Artie, I just want to point out that this morning we announced that our board had approved an increase in our regular dividend to $3 per share on an annualized basis; that’s a 15% increase. I know you’ve come to expect these annual increases, but I think it’s important to point out that they don’t just happen. They really are a reflection of our continued confidence in the business and our ability to generate free cash flow. So with that as an overview, let me ask Artie to briefly cover the key takeaways from our fourth quarter 2013 results.

Artie?

Arthur T. Minson

Thanks, Rob, and good morning, everyone. Process-wise, I’m going to limit my initial remarks to Q4 performance. I will then come back, later in the call, and walk you through our three-year operating plan, including a detailed discussion of 2014 and related guidance.

Let me walk you through the key Q4 highlights.

I will start with residential subscriber performance. As I noted in my remarks at an investor conference a few weeks ago, about halfway through the fourth quarter our residential subscriber performance began to improve meaningfully, with HSD and phone net adds of 58,000 and 18,000 in December respectively, and our video losses cut meaningfully compared to earlier in the quarter. I’m happy to report that this year-over-year trend improvement has accelerated into January. On the residential side for January, we added approximately 25,000 customer relationships, which compares to a loss of 28,000 customer relationships in January 2013. The improved customer relationship trends translated into PSUs being up over 100,000 year-over-year for the month of January, making this the best January from a residential subscriber perspective in the last five years. I’m also confident that this momentum will continue.

So what has caused this momentum shift and why am I confident that it will continue? Put simply, the initiatives we invested in last year are beginning to take hold. As a result, we are seeing a combination of reduced churn from the meaningful improvements in our retention efforts, and we’re also seeing improved connect and migration trends as we continue to enhance our marketing efforts to new and existing customers. We are currently executing on a number of very specific initiatives that I am confident, as we move into 2014, will continue to improve our results. For example, the residential team is currently executing very specific plans to improve our yield in inbound sales and amongst in-market movers and on the retention side, the team has renewed efforts on improving retention in our retail stores and non-pay performance. At the same time, we are also continuing to improve our performance in our dedicated retention centers.

The residential team is very focused on, and making good progress toward, the goal Rob outlined on the last earnings call, to add 500,000 DSL subs over the next 18 months. Our everyday low price, light HSD product provides a sustainable way to attract the most price-sensitive DSL customers. On top of this, we’ve demonstrated our ability over time to upgrade customers to higher value, faster tiers. Reality is, that while price is still the most meaningful variable in getting a DSL subscriber to change platforms, once we have a customer on our HSD platform, we have been very good at up selling them. For example, we are seeing an average of 20,000 upward migrations a month from our Basic and Lite tiers of HSD to our faster tiers of HSD service. These upward migrations lend credence to our view that today’s Lite customer is tomorrow’s Turbo customer. This is probably best reflected in our tier trends, as subscribers to our Turbo and above tiers are now about 30% of the base, up from 24% of the base a year ago.

On the video side, we are maniacally focused on improving our performance, and we saw improved trends in the latter part of Q4, which has continued into Q1. Our goal is to get back to video subscriber growth and we’re very focused on achieving that goal.

Let me spend a minute addressing the quality of subscribers we are bringing in on the connect side. I’m very pleased with our results here. We’re still seeing strong monthly recurring revenue performance from new connects. MRR for new connects was still up in Q4 as compared to last year, a trend we have seen for all of 2013. So we’re seeing a balance of nice volume improvements while maintaining healthy growth in ARPU.

So net-net I’m very pleased with our subscriber trends. Those of you who know me well, know that I am a straight shooter. So trust that I recognize that last year’s residential subscriber performance was dismal. Yes, there were external factors that impacted us, but that doesn’t change the result. However, I want you to know that we have made significant progress in turning the ship on the subscriber side and we are entering the year with a renewed focus and great operating momentum.

Let me spend a few minutes on business services, which continues to grow rapidly with another quarter of revenue growth of over $100 million. We continue to invest organically in the business as we added over 16,000 buildings to our network in Q4 and these buildings increase our annual revenue opportunity by approximately $225 million. We also closed DukeNet at the end of the year, which looks to be a great acquisition for us. So we’re entering the year with business services at over a $2.5 billion annual run rate. And Phil is going to join the call today to talk a little bit about our strategy and operating plan to exceed $5 billion of annual business services revenue by 2018.

Let me spend a few minutes on the Q4 P&L before I turn it back to Rob. Compared to consensus, our financial results came in better on revenue and adjusted OIBDA. As recent subscriber trends and ARPU benefited revenue and we continue to be vigilant on expenses. We were also better than expectations on free cash flow and adjusted EPS. Margins were essentially flattish year-over-year despite an approximate $50 million reduction in political revenue, an increase in sales and marketing as we continue to invest in our business services sales force, and an 8% increase in programming cost per basic video sub which came in better than expectations.

Offsetting these expense increases were the ongoing reduction in our voice costs, as voice costs were down approximately $45 million year-over-year as we continue the migration to our own platform. We are over 95% complete with our phone migration and expect to complete it in Q1. The rest of the expense improvement was very tight expense management which you should expect more of. Over the last three quarters we have reduced year-over-year expense growth from north of 3% to under 2%. As I mentioned, we restructured a number of areas in 2013. In Q4 alone, we eliminated approximately 1,000 noncustomer-facing positions which should save us $75 million a year. My expectation is we will continue to identify areas that can be more efficient in 2014. We know our costs will increase this year in a few areas, such as programming and business services, but I feel very good about our long-term margin prospects and I’m personally very focused on getting us back to margin expansion. I’ll talk a little bit more about this later.

Finally, you saw we did complete the $2.5 billion buyback that we guided to for the full year. I can tell you, we were in a market at the highest levels the stock traded in Q4. As noted, I’ll come back to talk about our three-year plan with specifics around 2014 a little bit later in the call. With that, let me turn it back over to Rob.

Robert D. Marcus

Thanks, Artie. I’m really encouraged by the progress we made in Q4 and the significantly better trends we’re driving as we enter 2014.

Of course, there’s much more work to do, which leads me to my thoughts on the future of our company. Given the circumstances, we thought it was important to spend some time this morning on Time Warner Cable’s three-year operating plan. A plan that we’ve been working on for quite some time and that we presented to our board in December as part of our annual budget process. Before we turn to the plan itself though, I’d like to start with some broad principles. Our success going forward is dependent on some very basic elements; great people, a winning culture, a solid operating plan, and a relentless focus on execution. As a result, I’ve spent the time leading up to my becoming CEO, focusing on these foundational elements.

I firmly believe that we are only as good as our people. That means the right people in the right roles. Early in 2013, we reorganized our management structure to better align our organization around our customers, facilitate standardized business practices, streamline decision-making, enhance efficiency, and drive accountability.

Organizational change is never easy but the really hard work is now behind us and we’re seeing the benefits of the new, more-centralized structure. Starting in May, we begin to fill in key gaps within our leadership team with world class talent from outside the company. First, adding Phil Meeks to lead our business services team, then recruiting Artie Minson as CFO and most recently bringing in Dinni Jain as Chief Operating Officer. Let me say just a couple of words about Dinni, who I believe is well known to many of you. I couldn’t be more pleased to have him here. He’s been in the business for more than 20 years, has a stellar track record and is very much in sync with my strategic vision for Time Warner Cable. With Phil, Artie and Dinni on board, I’d argue that our leadership team is as talented and experienced as any team in the industry.

Let me spend a minute on culture. I am intent on building a customer-centric, performance-oriented, values-based culture at Time Warner Cable, a culture in which we put customers first, in which we set challenging goals and hold ourselves accountable, in which we’re passionate about winning, and in which we do the right thing. This is not rocket science, but I believe that all large companies need to refocus on the fundamentals every so often and I’m convinced that having the right culture is essential to our future success. Consistent with my vision of creating a performance-oriented culture, we have fundamentally changed our incentive compensation structure to ensure that every employee has specific and measurable goals directly related to how he or she will contribute to achieving our plan. And we hold all of our employees, including me, accountable for reaching these goals.

As we laid out our three-year operating plan, I thought it was critical to identify several key operating and financial priorities for our new leadership team. Chief among our priorities is to significantly improve reliability, quality and customer service. These attributes drive customer satisfaction and customer satisfaction is critical to subscriber growth. Also among my top priorities is to distinguish our products in ways that really matter to customers. We can’t chase every shiny new object. We need to focus on product enhancements that move the dial, like better navigation, even better TWC TV apps, ubiquitous WiFi and ever faster HSD speeds, and of course, we have to continue to invest with an eye to the future. This is not a sprint. We want to set ourselves up for future growth. Whether that means investing to fuel continued growth in business services, to accommodate future increases in traffic on our network or to enable promising new revenue streams like intelligent home and cloud computing.

These priorities drive our plan for the next three years.

The first element of the plan is to revitalize residential services by focusing on three company-wide initiatives.

First, we build on the success of the company’s recent subscriber acquisition and retention efforts to drive much stronger and more stable subscriber trends. I like what I’m seeing, but there’s plenty of room to drive more connects and fewer disconnects.

Second, we significantly improve reliability in customer service. We’re already hard at work remediating those portions of the access plant that don’t meet our new performance standards. Simply put, this should make our products work better, better pictures, more consistent Internet speeds, fewer customer issues. In addition, we’re going to make service a differentiator. We’ll continue to make it easier to interact with us, eliminate unnecessary truck rolls by solving more problems over the phone or online and really emphasize first call resolution. I recognize that this may be viewed as a long putt. But the fact is that no one in the communications services space gets great marks for service. We intend to be the first.

And third, we continue to roll out our next generation video products. We’ll expand availability of our cloud-based guide to 6 million set-tops by yearend and begin deployment of our even more advanced navigator on new six-tuner DVRs. We will expand our VOD capacity to 75,000 hours nationwide. We’re also planning to make our industry-leading IP apps even better on still more platforms. This much more competitive video product is key to our effort to meaningfully improve video subscriber performance.

We’ll build on top of these company-wide initiatives with the launch of TWC Max this year in New York City and Los Angeles, our two largest cities. Essentially, TWC Max is a reinvention of TWC.

TWC Max means much faster Internet speeds. We’ll more than triple the speeds enjoyed by our Standard tier customers to 50 Mbps. Turbo customers will get speeds of 100 Mbps, five times their current speeds, and we’ll take Ultimate customers all the way up to 300 Mbps. Those ultra-fast speeds coupled with even better WiFi both inside and outside the home really mark a quantum leap for our HSD offerings. I think our customers are going to be blown away.

TWC Max also means more reliable, better-quality video. All digital signals and better, newer HD set top boxes.

And, TWC Max means a new brand for Time Warner Cable services, which will signify all the great new elements of what it means to be a Time Warner Cable customer. Stay tuned for the big reveal of the new name later this year, as we make more progress toward our launch date.

After we complete Los Angeles and New York this year, we will transform most of the rest of our footprint with TWC Max in 2015 and 2016.

We fully expect that our plans for the residential business will drive real subscriber growth. You should know that I’ve challenged the team to add 1 million residential customer relationships over the next three years. I’m confident that we can do it, and I’m also confident that we’ll start with positive residential customer relationship net ads this year.

The plan’s second element is business services. We will continue to invest in business services as we execute against our plan to make that at least a $5 billion business by 2018. Phil is going to review business services in more detail, so I won’t steal any of his thunder.

And the third element is cost management. Artie will hit this in a moment, but we’ll continue to pursue operating efficiencies in order to offset continuing programming cost pressure. I will note that the plan contemplates that we’ll invest meaningfully more capital in the business than we have over the last several years, both to enhance the residential customer experience and to grow the serviceable opportunity for business services.

To summarize the plan, we’re planning for top line growth of 4% to 5% and adjusted OIBDA growth of 5% to 6% this year with both revenue and OIBDA growth accelerating by the end of the plan period in 2016.

I will close by noting that we just held our annual senior management meeting at our New York City headquarters. It was a gathering of our 150 top leaders to kick off the New Year, and align around our priorities and our operating plan. It was an energizing and inspiring couple of days. We are geared up to manage this company for the long haul. We’ve got the right assets, a talented, passionate, motivated team, aligned around a thoughtful plan, and we’re already executing better than we have before.

With that, I’ll turn it over to Dinni.

Dinesh C. Jain

Thanks, Rob, and good morning, everyone.

My official start date was only a couple weeks ago. My involvement with the team here began shortly after I was announced in early December. Since then, I’ve spent a lot of time getting to know the company and, overall, what I’ve discovered has pleasantly surprised me. My primary objective today is to review some of, what I’ve learned and why it’s changed my sense of the opportunity here.

In order to do that well let me start with a bit of background. I’ve been in the cable industry for 20 years, splitting that time almost evenly between two companies: a company formerly called NTL, based in the U.K., and Insight Communications, here in the U.S.

I was part of NTL from day one, as the first employee in a company, which eventually grew to almost 30,000 employees throughout the U.K. and Europe.

Our sales and marketing playbook at NTL allowed us to grow to over 50% market share in our early markets, whereas our peers rarely even got to 30%. And with intensive focus on driving customer satisfaction through reducing error rates and call volume, we also created a new standard for low churn, in an industry in which churn hovered around 3% per month. In more than four years, our churn rates rarely broke 1%.

For an almost 7-year period, our growth was spectacular fueled primarily by our ability in operations. During that time, we consolidated much of the U.K. cable industry. I led the operational due diligence on nine of the companies we acquired and I helped integrate them after the deals closed. Those experiences taught me how to quickly diagnose issues within cable companies and more importantly, how to fix them. Over and over again, we heard the same things from the companies we acquired. Yeah, we get what you’re doing, but it just won’t work here. And yet, over and over again, it always did. That was the strength of our playbook.

Of course, unrelated to operations, the NTL story didn’t end well because the company overreached, increasing its leverage too much and completely diluting its management team.

In 2003, I became COO at Insight and along with a few of my colleagues from NTL, we set out to replicate our operational success and we did. Using the NTL playbook, together with best practices from U.S. cable companies, we increased Insight’s overall customer satisfaction by 39%, distancing ourselves from our peer group in the U.S. cable industry. And we brought down our internal error rates considerably as well, thereby increasing our operating margins and significantly reducing churn.

Most of all, we proved it was possible to grow video customers. For four years, from 2006 to 2009, we grew our video base between 2% and 5% a year in an industry, which was consistently losing customers. Indeed, even after signing a deal to sell Insight to TWC, we grew our video base almost 2% in the 12 months before the close and at a time when no other cable operator was growing video customers.

And that brings me to Time Warner Cable. For any of my observations on TWC to have credibility, I must now cop to the fact that I’ve never been a big fan of the larger cable companies in the U.S. The larger cable companies, including TWC, seemed to lack the competitive spirit, the passion for winning and the willingness to adopt new ways of doing business, that were so critical to our success at both NTL and Insight. As a result, it took Rob quite a while to convince me that he was serious about changing the culture here and that I could make a meaningful contribution.

What ultimately persuaded me was the alignment I saw in everyone with whom I met. Every conversation focused on becoming more customer-centric. Every conversation accepted what needed to change and more and more, I saw that many of the changes were already well underway.

This is not the company I thought I knew. It’s neither broken nor dysfunctional. Far from it. This is a new Time Warner Cable, one with considerable drive and momentum, which they’ve been creating for many months now.

This is also a company, which has been almost entirely rebuilt. To the outside world, TWC seemed more like a loose confederation of cable companies rather than a cohesive whole. Over the last couple years however, this team has completely refashioned TWC into a highly centralized company, standardizing many critical business processes.

This was a bold move entailing many risks. Indeed, as I’ve learned, these changes did cause considerable disruption and were a meaningful part of the disappointing operational performance in the recent past. But from my perspective today, that pain is now sunk cost. What I’m inheriting is a platform in which most of the hard and risky work has already been completed. It took us several years to get to a similar point of standardization at Insight and, to be honest we never fully achieved this feat at NTL. At TWC we’re now in a position to take advantage of our scale because of how things have been standardized.

In particular, the technology group, the heart of all cable companies, has been remade from top to bottom and organized in a far more delivery-oriented manner. This is now a highly motivated and capable team.

The residential business, too, has been completely redesigned and augmented. Most impressive to me is the recently deployed retention group, which is already showing very promising results. Newly created teams to drive customer loyalty also show promise. Plus, the residential group has a determined focus on all the right areas within customer service. In particular, on reducing call volume and truck rolls.

Of course, there’s much work to be done. And here are a few things that I’m thinking about.

While we’re working on many of the right things, we need to minimize the friendly fire and let the changes that we’re working on in residential and business services take route and flourish.

Although we’re trending in the right direction, I want to study our connect machine and further improve its performance.

And while the process to centralize is now largely behind us, we must leverage the new organization and drive it for greater speed and execution, particularly for getting new products to market.

And lastly, everywhere I go, I see ways in which our products and services are better than our competitors, but I think we need to tell that story better. This company has a lot to brag about.

And these are just my observations on the residential line of business. The business services group is as impressive as any that I have been a part of and I’ll be turning it over to Phil to discuss that shortly.

Overall, I came to TWC thinking I was facing a rather difficult turn around. To my delight, I’m finding something quite different. I’m finding a company that has already begun the major changes necessary. I find a senior management team with whom I am philosophically aligned and I find an opportunity, which I can draw on my experience to build a world-class, customer-centric operation. And that makes me very excited about our future.

With that, let me turn it over to Phil.

Philip G. Meeks

Thanks, Dinni, and good morning, everyone. As Rob mentioned earlier on the call, I joined TWC eight months ago after spending the past five years running Cox Business and prior to that, 18 years at MCI. I share this with you because after spending virtually my entire career in a commercial telecom industry, I have a strong appreciation for the market opportunity available to us. As you may recall, MCI had a reputation for speed and aggressiveness in the marketplace. As a result of that experience, I have a high propensity for moving quickly and will not waste a single day that might help us realize our potential. It is important that I instill a deeper sense of urgency and a deeper culture of action that moves with greater velocity, which I define as speed plus focus.

Business services is a high growth line of business with a very compelling value proposition. We offer flexible and affordable products delivered by dependable, local teams via our reliable, next generation fiber-rich network and datacenters. Without question, a network with high reliability and availability is critical to the businesses we serve and we make significant investments to properly scale and fortify the network ahead of customer demand.

We offer best-in-class products, bundled to the offer value to our business customers. These products span a wide range including Internet, data, voice, video, and cloud services with solutions and pricing that is appropriately targeted for the segments we serve. Best-in-class products, network and reach through our local people and presence, combined with a winning culture is how we will continue to succeed.

My objectives for Time Warner Cable Business Services are very clear, exceed $5 billion in annual revenue by 2018, while simultaneously building the scale that sets the stage for many more years of profitable revenue growth beyond 2018.

We have a three-prong strategic plan to accomplish this. First, we will scale our successful business of serving small businesses. In this segment, we’ll continue to expand our network reach, deliver best in class reliability and focus on delivering simple product bundles that are specifically targeted for small businesses. Second, we will replicate that success with mid-market and larger businesses, by providing a compelling portfolio of products and solutions designed to meet their needs. Our next generation Internet solutions slated to launch later this year, our PRI and SIP trunking services, the cloud computing and managed hosting services we acquired with NaviSite are all positioning us very well for an even greater success with these larger companies. And third, we will continue to grow our carrier services business. We hit a milestone in 2013 when we connected to our 12,000th cell tower. Including DukeNet, we are now connected to 14,000 towers. In addition to cell tower backhaul, we intend to capitalize on the significant opportunity that we have to provide wholesale last mile access to the enterprise marketplace.

As we execute on our strategic plan, we’re operating from a position of strength. At yearend 2013, we had over 600,000 business customers and our network reached more than 850,000 buildings. We connected 55,000 buildings just last year, which increased our serviceable opportunity by an estimated $900 million. In addition, the DukeNet acquisition significantly increases our network infrastructure by adding over 8,700 route miles to our fiber optic network.

To be sure, building out our network to reach more business customers is a capital-intensive proposition, but we are very diligent in measuring and managing our returns on every investment. We are continually focused on improving our capital efficiencies by deploying architectural designs and advanced technologies, which will allow us to strategically lower the cost to connect to our customers.

We also are focused like a laser on harvesting the market opportunities that we expand to. Let me share a snapshot of one example. In the second quarter of 2012, we made an investment of $10 million to proactively connect 801 new buildings to our network. In the 18 months that followed, we harvested more than 2,500 new business customers in those buildings who, when combined, represent almost $750,000 in high margin monthly recurring revenue. The good news is, this is a repeatable process and we will continue to build and harvest customers as we aggressively expand our network reach.

We’re also investing in our people. Over the past three years, we have more than doubled the size of our direct sales organization. We are currently – we are supplementing those quota bearing reps with sales support, technical support and customer care resources to ensure that as we grow, we continue to provide a premium customer experience.

In order to harvest all of our opportunity and support the required efforts of our people, a common organizational structure and standard process is required. In Q4, we restructured our line of business to a centrally managed organization in order to create more consistency in our approach while preserving localism where localism matters. Our current focus is on creating a standard operating model so that the work flows through the business the same way everywhere. This will allow us to drive deeper automation, achieve greater scale and deliver enhanced customer experience.

In conclusion, I’m confident that within the business services line of business we have the people, the culture, the plan and a commitment to execution that will allow us to achieve our aggressive growth goals.

Being a business unit dedicated to commercial customers, means we can deliver what we promise to our business customers, as well as deliver on our commitment to the broader company. I have full confidence that my team and I will achieve our 2014 financial targets and deliver on our longer-term commitment to exceed $5 billion in annual revenues by 2018, as well as set us up for continued profitable growth in the years ahead.

With that, I’ll turn the call back over to Artie.

Arthur T. Minson

Thanks, Phil. Let me start by spending a few minutes on our most recent three-year business planning process, which we began over the summer. We completed the process about a month ago with a presentation that we shared with our Board of Directors. The details of which are included in the TWC operational and financial plan slides we posted to our website this morning. I’m not going to go slide-by-slide, but as you have heard this morning, our key operating initiatives include the following.

One, investing to improve the overall residential customer experience; two, continuing to fund growth investments in business services; and three, continuing to pursue operating efficiencies in order to offset specific cost pressures.

I believe the plan I will share with you today accomplishes all three of those operating initiatives while at the same time providing for strong growth over the plan period in revenue, adjusted OIBDA and free cash flow and continued dividend growth and a continued healthy stock buyback program.

I believe this will drive meaningful stock appreciation all while maintaining a solid investment-grade rating.

Let me start by saying here there isn’t a patent on how to run a cable company or any company well. It’s really all about a relentless focus on execution as you continually invest to improve your products and services, which leads to happy and loyal customers.

So as we entered the three-year planning process, we knew there were areas where we wanted to invest to achieve our long-term operating goals. I will start with our network, as it is our greatest physical asset. Over the next three years, we will invest to harden the plant to improve overall reliability and quality of service. As Rob noted, we will also invest meaningfully in the rollout of TWC Max. Most significantly, that will take the form of CPE, that’s DTAs, new set top boxes, modems and advanced wireless gateways. On the business services side, we will invest approximately $500 million a year to connect additional buildings and cell towers to our network to add about $1.3 billion a year in serviceable revenue opportunity.

To achieve all this, we plan to increase total capital spending to $3.7 to $3.8 billion a year in each of the next three years and to invest an incremental, $100 million a year in operating expense in proactive maintenance of the network and max rollout activities. Approximately 50% of the increase in capital spending relates to CPE. Thanks in part to the new de minimis regulations, half of our additional spend on CPE is eligible for immediate expensing from a tax perspective, which helps from a free cash flow perspective.

We expect these investments to yield a number of operational improvements on the residential side of the business. Including, better and more reliable products and services, reduced call volumes and truck rolls, increased customer satisfaction, lower churn, better connect volumes, and greater upward product migrations. All of which should lead to significantly better subscriber trends, which leads to better overall financial results.

As I indicated in my opening remarks on Q4, we saw improvements on the connect and disconnect side from the offer strategy and retention efforts we implemented during 2013. As we accelerate investments to improve the customer experience, we expect a compounding effect on future connect and retention trends. Looking only at net adds masks what is going on with connects and disconnects. Between customer relationship connects and disconnects, we currently do about 8 million transactions combined a year. So 5% changes in either connects or disconnects has a huge impact on the net add number. In 2013, we were on the bad end of that equation, but going forward, I expect very meaningful improvements in the net add number, which mathematically happens even with modest improvements in connects and disconnects.

So to summarize, over the next three years we will build on the foundation we laid in 2013. And make significant investments to improve the overall residential customer experience and expand the number of business customers we can serve. Those efforts should drive ongoing strong growth in business services and revitalize residential operation. So given this level of investment, I’m sure you’re asking what this looks like financially. Our plan contemplates that over the next three years, we will add approximately $3.5 billion of annual revenue and approximately $1.4 billion annual adjusted OIBDA for an approximate 40% conversion of incremental revenue into adjusted OIBDA, which I believe is very achievable as we reap the benefits of a mix shift toward broadband on both the residential and business side. That would translate to 2016, total company revenue of approximately $25.7 billion with approximately $9.4 billion of adjusted OIBDA with both revenue and OIBDA growth accelerating at the end of the plan period. In 2016, we expect business services will be growing at just below 20% a year, despite a meaningful higher revenue base. As we continue to reap the benefits of the investments we’re making in this area.

And on the residential side, we expect residential revenue growth to accelerate from 1% growth in 2014 to approximately 4% growth by 2016. We’re also focused on flipping the mix of residential revenue growth, in other words getting much more of our growth from volume as opposed to rate.

On the cost side, programming and content costs will continue to be an issue over the plan period, and we will continue to make ongoing investments in business services. Excluding programming content and business services, all other expenses grow single-digit over the plan, aided in part by lower residential voice costs.

Given our expectation for accelerated growth and adjusted OIBDA and free cash flow, we expect to create significant balance sheet capacity over the next three years. Our current expectation is that over the period, we can generate north of $12 billion of incremental financial capacity, approximately two-thirds from free cash flow and approximately one-third from leverageable adjusted OIBDA growth. This financial capacity will cover our dividends as well as leave ample room for aggressive buy backs and opportunistic M&A.

So let me rewind a bit and put a finer point on what we expect for 2014. In terms of guidance, as Rob noted, our current expectation is for reported revenue growth in the 4% to 5% range and for adjusted OIBDA growth in the 5% to 6% range. So we’ll have margin expansion. Keep in mind that DukeNet adds about 0.5 point of revenue growth and 0.75 of a point of adjusted OIBDA growth. On the revenue and expense side there are a few items to note in 2014. We expect approximately $100 million in political revenue and we also expect to have north of $175 million reduction in our phone costs as we complete our complete our “Go It Alone” migration. Offsetting those items will be continued increases in programming costs and I know we have a reputation for being conservative here. But my best estimate at this point is for low double-digit growth in programming cost per sub. In addition, we’ll have start-up losses in connection with launching the Dodgers Network and as I noted, we expect to incur approximately $100 million in costs related to the rollout of TWC Max and our overall plant hardening activities. I noted the $500 million increase in CapEx to $3.7 billion and we will fund that through increases in adjusted OIBDA, slightly lower cash interest and slightly lower cash taxes, due in part to the new de minimis tax rates. So net-net, we expect 2014 free cash flow to be flattish as compared to 2013 at approximately $2.6 billion. To be clear, there would be free cash flow upside in the event bonus depreciation is extended. In 2014, we expect our spending on share repurchase to be in the same zone as in 2013 at approximately $2.5 billion. From a growth standpoint, we expect 2014 revenue and adjusted OIBDA growth to be back end loaded due in part to the fact that political advertising will be back end loaded.

So before I finish, I want to answer two questions. Why did I come back to TWC and what do I think about the plan?

There were a number reasons I came back to TWC and one of my main considerations was that in TWC I saw our company with great assets that I felt were not fully appreciated from a valuation standpoint and as a result, I saw an opportunity to create a lot of shareholder value.

I saw our business services unit as our hidden jewel. This high growth, high margin business was hidden within our traditional cable trading multiple and I saw great stock upside from this opportunity alone.

I also saw our residential business that looked challenged on the outside, but was in fact much healthier than what the public was seeing and on the cusp of a meaningful operational turn around. Why did I think that? Because what I saw was a company that was making its way to a pricing transition that was reducing connect volume to more normalized levels, at the same time, disconnects were trending up because of increased promotional pricing in 2012.

So put simply, we had tough comps on both the connect and disconnect side in 2013. As I looked into 2014 and beyond; however, I saw meaningful customer and unit net-add trend improvements as connects stabilized and eventually grew to the ongoing product improvements and disconnects were reduced due to our improved retention efforts.

I give this as background because I’m obviously not the only one who saw this opportunity. The folks at Charter and Liberty are very smart guys and they think they see a chance to force a trade before the public realizes what we can achieve with our standalone plan. So hopefully after today, you feel a lot more comfortable about our go-forward plan and the intrinsic value of this company.

So let me tell you in closing that I feel great about our operational trends and that gives me a high degree of confidence in our three-year plan. Those of you who know me well know that I’m a big believer in playing to win and living up to my commitments. And to be clear, I’m here to win and I’m here to work with the rest of our 52,000 employees to deliver on this plan. When I joined AOL, no one, and I mean no one, believed we could return it to revenue and adjusted OIBDA growth within three years. And through focus and execution, we did, and we made a whole lot of money for shareholders in the process.

I plan on doing the same here.

And let me now turn it back over to Tom for the Q&A portion of the call.

Thomas Robey

Thanks, Artie. Candy, we’re ready to being the Q&A portion of the conference call. We would ask each caller to ask a single question so that we can accommodate as many callers as time permits.

Q&A

Operator

Thank you. Our first question is from Ben Swinburne, Morgan Stanley.

<Q - Benjamin Swinburne>: Thanks. I’ll limit myself to one. Focused on the improvement that you expect on the residential side, Rob, you mentioned more volume than rate. I wanted to ask if you could sort of dive into that a little bit more. One of the ways that the industry has been driving better revenue growth is through higher ARPU, particularly putting more equipment in the home and attaching revenue to it. You noted that in some of your presentations around additional set-tops, additional DTAs. Is that something that you think doesn’t make sense going forward for the company? Do you think that’s a source of upside to your plan? Maybe speak about how you look at the revenue growth mix over the next three years and the potential around pricing?

<A - Robert D. Marcus>: Sure, Ben. I’ll start and I’ll ask Artie to chime in. Look, we’ve actually had tremendous success over the course of 2013 in driving monthly recurring revenue from our residential customers, in particular, we’ve had significant increases in monthly recurring revenue per new connect customer. So I think we’ve done quite well on that front and that continues to be a focus. Quality of subs and revenue generated by individual subs will always be important. What I’ve said repeatedly is that we’d like to see the source of our revenue growth become more balanced, and we haven’t generated the kind of volumes that we ideally like to see. So what we’re talking about today is a refocusing on generating volume through better retention, which I think we’re well on our way to doing, and amping up the connect machine. So I don’t want to suggest that it’s an either/or, but I think as the recent past, we’ve been very dependent upon rate and incremental revenue per customer and I’d like to balance that out with greater volume. Artie, you want to chime in?

<A - Arthur T. Minson>: Sure. Ben, what I would add about the plan is, obviously on its face, it’s more of a market share plan and Rob talked about the growth we’re expecting customer relationships. But let me talk about places in the plan that I think are conservative because I’m a big believer in having multiple paths to achieve your overall operating and financial plan. So while we have, obviously, meaningful aspirations in growing customer relationships. I would argue that the PSUs per customer relationship we have in the plan are pretty conservative, and we’re also pretty conservative in the plan on the rate side because it’s a market share-based plan. I also think expenses and, Tom handed me a note that said that I may have missed a keyword in my script when I noted that non-programming, non-business service expenses would grow. It should have said low single-digits. I think I just said single-digits and I will tell you, expenses are going to be a big focus for us in the plan to put a finer point on expenses. Non-programming, non-business services are going to grow in about the 2% range over the plan period. Now we pick up about a point because of the reduction in telephony costs. So absent that, it’s 3% growth, and you saw this quarter that we continue to reduce year-over-year growth and operating expenses. So that will be a place that we’ll be particularly focused on through the plan period. And I’d hope to do frankly a little bit better than that. In terms of revenue from going all digital and rolling out some of the new devices, we do have some of that in the plan but I would – it’s pretty de minimis.

<Q - Benjamin Swinburne>: Got it. Thanks a lot.

<A - Thomas Robey>: Candy, next question, please?

Operator

Thank you. Next question Jessica Reif Cohen, Bank of America Merrill Lynch.

<Q - Jessica Reif Cohen>: Here’s my long one question. So on the cloud-based guides, you gave guidance of $6 million by yearend 2014, which is just about double what you had at the end of the fourth quarter. I’m just wondering why? I think you started rolling these out in Q4, can you do better? Is there a gating factor? And what is the expected impact from these guides because they’re so much better than anything that we’ve seen as customers in the past. So if you could just elaborate on what you expect or what you’ve seen in terms of churn and usage and how it drivers revenue?

And my second part of my first question is, what are you seeing in terms of overbuild activity in 2013 and expectations for 2014? I know Comcast had mentioned that they were 2.3 million new homes build by telcos in 2013. And just if you could elaborate on that that would be great?

<A - Robert D. Marcus>: Sure. So first with the cloud-based guide, Jessica, this is not a pacing issue. The guide works on – potentially it could work on roughly 6 million of our set-top boxes. So we will be fully rolled out. It’s not that we can’t do it faster. That’s the total number of boxes that the new cloud-based guide can work on. One of the requirements is that essentially they have a cable modem in them and some of the older boxes just don’t have that capability to deliver the metadata from the cloud. So actually I expect to be rolled out to the full six million boxes relatively early in the New Year. In terms of impact, a little too early to tell. We really haven’t heavily marketed the new guide and let people, let customers know about it. Again, part of what we’re doing here is trying to make sure that we have a more fulsome, complete rollout before we make a lot of noise about it. But I totally agree with you. It is light years ahead of anything we’ve delivered before. In particular, the VOD portal with the terrific box art and the advanced search capability are head and shoulders above the prior experience. And ultimately what we expect is that it will just increase the overall attractiveness of our video offering and also should allow for greater discoverability of our VOD offerings and I would hope an uptick in transactional VOD. But it’s a little early to tell on both of those, although I’m confident that that’s where we’re headed. In terms of overbuild activity; if you look at U-verse, I think we’re now at roughly 28% overbuild of our entire footprint, on the FiOS side about 13%. The U-verse growth is a little bit faster. FiOS has been fairly static in that 11%, 12%, 13% range for some time. It’s very hard to judge how many of the FiOS homes that are built to, but not yet marketed are in our footprint. I suspect there are some in New York City, although Staten Island is virtually, completely overbuilt at this point. So it would be Manhattan, primarily where additional overbuild would occur. We assumed kind of current course for the next year and then it flattens out.

<Q - Jessica Reif Cohen>: Rob, just follow up on the VOD, on the new guides. Are you planning to offer electronic sell-through because we’ve heard terrific feedback from the studios? And what does it do? What do the new guides do for targeted advertising?

<A - Robert D. Marcus>: Yes, so on electronic sell through, certainly some of our peers have embarked on that. And it sounds like a very interesting opportunity, which we will certainly be evaluating. We can do it on our new platforms. So it’s something we’re definitely thinking about. In terms of targeted advertising, look, the primary developments we’ve made advances on in the targeted advertising realm actually are independent of the new guide. And the key area is our ability to dynamically insert ads in VOD content and we’ve made great strides in that cooperating with our fellow partners in Canoe and it’s a long time coming. But it’s now a reality and we have an increasing number of programmers who are actually dynamically inserting it. It’s generating incremental ad dollars for them, but it’s also encouraging them to make more content available on VOD, which makes our platform better. So I think it’s good all the way around.

<Q - Jessica Reif Cohen>: Thank you.

<A - Thomas Robey>: Thanks, Jessica. Candy, next question, please.

Operator

Thank you. Next question. Richard Greenfield, BTIG.

<Q - Rich S. Greenfield>: Hi. Thanks for taking the question. When you think about the strategic plan, it seems like a big chunk of it for 2014 is the increase in CapEx to accelerate your growth, both in subscribers as well as retaining current subscribers. Just wondering, how did you come up with that level of acceleration? It seems like a lot of what Rutledge, Maffei, Malone want is a dramatically faster acceleration in CapEx to drive even faster EBITDA growth, more likely like in 2015 or 2016 from that 2014 spend. So I guess it’s a long-winded way of saying, why did you not pick $4.7 billion of CapEx or $5.7 billion of CapEx this year to do some of this even faster than you’re currently doing it? Would love to just hear how you think about that?

<A - Robert D. Marcus>: Yeah, let me start and again Artie will jump in. I think it’s important to level set here. The plan that some of our other cable peers are dealing with is fundamentally different from our – the state of our plan today. We actually invested lots of capital over a multi-year period, some number of years ago, to implement Switched Digital Video, which actually gave us the ability to deliver industry-leading numbers of HD channels. So our video product really is, in a sense that we long ago freed up bandwidth to deliver HD channels, kind of state-of-the-art. The urgency of moving to all digital, which is the primary capital spend that I think Charter is advocating, it just plays a different role for us. Over time, going all-digital makes sense because freeing up spectrum that’s currently utilized for the delivery of analog video so that we can use it for faster HSD speeds makes a lot of sense. But it’s not the same level of urgency in that we already have a competitive HSD product which is only going to get better. But on the video side we are well along. Then there are just the practical limitations to how much capital you can spend in any given year. Sure, we could have chosen a higher number, but you need actual human beings to implement the work and, and you want to get it right. Our primary objective in rolling out TWC Max is to deliver a better customer experience. And we wanted to do it in a way that concentrated our efforts in a given city so that the experience actually was different, as opposed to kind of spreading out efforts across the footprint. So the theory here is focus, get it right in New York City and L.A. and then we’ll move on from there. And frankly, as we learn, it may be the case that we feel we can accelerate the rollout and the rest of the footprint. Artie, you want to comment?

<A - Arthur T. Minson>: Yeah, the only thing I’d add, Rich, is financially our plan, unlike some others, is not based on spending a lot of upfront money on putting a two-way set-top box on every outlet and then driving revenue and OIBDA growth off of those revenue streams. It’s actually, as we’ve laid out today, much more of a market share plan. So I think it very much ties into our overall operating strategy. And I think that’s really where we started from. We started from an operating plan and the financial plan was an output from that. And so I feel very good about where we stand with that.

<Q - Rich S. Greenfield>: And then just to follow-up, because I think this is important in terms of setting lofty goals, how is your compensation tied to hitting the targets you’ve put in for both 2014 and 2016? Meaning, if you fail to reach these, does it directly impact everyone on the conference calls on your end’s compensation if you don’t live up to 2014 and 2016 targets?

<A - Robert D. Marcus>: Yeah, well Rich, we have a very variable heavy compensation structure, both in the form of variable cash bonuses on an annual basis and also the proportion of our total compensation that is in equity, which I think is reflective of our ability to hit these goals. What’s unique about our compensation structure this year is it is not exclusively based on hitting financial targets, which it generally has been in the past. It is based on financial targets, yes. So in other words, we have to hit these 2014 numbers to get paid, but it also has components that are subscriber metrics, customer performance, customer satisfaction metrics, rollout of the Max program based metrics. So there are an awful lot of component parts here that we must deliver on in order to earn our variable compensation.

<A - Arthur T. Minson>: And, Rich, the only thing I would add on a personal level is I actually have a reputation for being a pretty conservative budgeter. People around here heard me say often in all my time as CFO, I’ve never missed a budget. And I feel pretty good about where we stand right now.

<Q - Rich S. Greenfield>: Thank you for clarifying.

<A - Thomas Robey>: Thanks, Rich. Next question, please.

Operator

Thank you. The next question is Laura Martin of Needham & Co.

<Q - Laura A. Martin>: Good morning. A couple. I want to focus on costs, Artie, a little bit here. So, Artie, at AOL when you were the CFO, you doubled the corporate margins and then when they gave you the COO title you actually really, really slowed the demise of the subscription business. So my question to you, one of the things you did there really well is you guys were investing in the business but you really cut costs to help pay for that. So I’m interested – thanks for the guidance, by the way, on many of the line items, but on programming costs, one of the really biggest negatives for your sub growth was that Time Warner/CBS brouhaha. And you just gave us guidance on programming costs up low single-digits. I guess my question is, can you really achieve those kind of low growth numbers in the programming side? And should we expect you to be throwing off more unaffiliated channels like DIRECTV is doing with weather right now in order to keep programming costs? And then related to that, any other areas that we should expect to see you cutting cost out to fund some of this extra investment in business services in the residential product?

<A - Arthur T. Minson>: Sure. Let me hit sort of my overall view on expenses. And as I said in my remarks, programming costs are going to continue to be an external pressure on us. And our best expectation at this point is they will increase double-digits next year, and we have an expectation in low double-digits and an expectation over the plan period that, that trend will continue. And not to say we’re not going to fight really hard to provide our customers the best value we can and – but I think what’s important when you build a plan is sort of just to build it based on the reality you’re facing, and that’s what we’re facing on the programming front these days. We also know, frankly, that there are areas we want to invest. Business services, we have invested meaningfully in the sales force and we’re going to continue to invest meaningfully in the sales force. And the residential team, as they roll out Max, we know there were areas that they wanted to continue to invest in, whether it was on the care or the tech ops side. So with that as reality, what, really, we have to do is take a step back and look at all other expenses. And I think what you saw this quarter, and you’re going to – should expect to see more of this, we did a meaningful reorganization. We basically eliminated about 1,000 noncustomer-facing positions, and that should provide about a $75 million annual run rate benefit. And costs are going to continue to be a focus for us, but it’ll be a balance between areas we know we want to invest in to grow the business and then doing the best we can to, frankly, eliminate those noncustomer-facing costs that we think we can be more efficient in. So that’s going to be a way of life here. I think the entire organization is very focused on it, and I’m personally very focused on it.

<Q - Laura A. Martin>: Thank you.

<A - Thomas Robey>: Thanks, Laura. Next question, please?

Operator

Thank you. Next question is Amy Yong, Macquarie Capital.

<Q - Amy Yong>: Thanks. I just have a really quick question and clarification on the 1 million residential relationships that you plan on adding over the next few years. Can you just talk about what that means in terms of different DMAs and, I guess, the breakdown between more competitive footprints like New York and L.A.? Thanks.

<A - Robert D. Marcus>: Well, Amy, I can – this builds on a challenge that I talked about on our Q3 call, which was that I challenged the team to win back 0.5 million high-speed data customers from DSL over the subsequent 18-month period, now 15-month period. And we’re making good progress on that front. The composition of subs, of customer relationships is a mix. Although admittedly, it is as it – per our plan, pretty heavy on single plays relative to the past, and that’s because of the power we think we have on the HSD front. Artie mentioned that that’s a conservative assumption in the plan and we sure like to see us having higher bundled results than what the plan has, and I think that’ s doable. So with HSD as a big driver, the DSL markets, the non-fiber overbuild markets, are the most significant contributor to what we hope to achieve. But our game plan is to go full speed ahead in all markets.

<A - Arthur T. Minson>: And the only thing I would add there is one of the ways we look at that number is if you look at 2013, we had about 500,000 incremental passings. So if you assume that’s in the zone for the next few years, we obviously take a look at markets, given demographic growth are getting more passings growth. And so we do expect – obviously right now Texas is red-hot, so that’s going to be a place we look to. So passings is going to play a part in getting those customer relationships.

<Q - Amy Yong>: Got it. Thank you.

<A - Thomas Robey>: Candy, next question, please?

Operator

Thank you. Next question is Bryan Kraft, Evercore.

<Q - Bryan D. Kraft>: Hi. Thanks. Rob or Dinni, can you talk about what you need to do to meaningfully improve the service levels and reliability in New York City and how that fits into the operating plan? Thanks.

<A - Robert D. Marcus>: Sure. Look, I think that New York City is kind of representative of the rest of the footprint. I think it starts with reliability, making sure the products work, because the best form of customer service is, is that the customer doesn’t have to reach out to us in the first instance for an issue. So we’re really emphasizing improving the quality of the plan and the actual in-home customer experience. It also extends to ensuring that CPE is both functional, but also in spec and we’re going through a process of ensuring that all of our CPE is appropriately responding in the network. So it starts there and then it goes to a very deliberate focus on executing in call centers and amongst our techs to get problems solved right at the first time, to eliminate call volume that we create for ourselves and Dinni will talk about it, and make life easier for customers in how they interact with us. So, Dinni, maybe you can add a little bit.

<A - Dinesh C. Jain>: Yeah, I mean I think that Rob said all the major things. I’ll just highlight one thing in particular that he was talking about. Within New York City, we know exactly why customers call us. We know the things that are really bothering them the most and that was incumbent upon us to just make sure that we get those things prioritized very clearly and start taking them off one-by-one. And I think that it’s kind of a boring answer but, at the end of the day, it’s that boring type of execution that delivers better and better customer service.

<Q - Bryan D. Kraft>: So there’s nothing unique in New York City, in terms of hardening the plant that is uniquely challenging because of the buildings in Manhattan or anything?

<A - Robert D. Marcus>: There really isn’t. We probably talked about this in the past. There historically have been issues relating to older in-building wiring in New York City. But by and large, we’ve been methodically going through the New York City, the Manhattan footprint and accomplishing rewiring in buildings where it’s necessary. It actually does have the effect of meaningfully reducing customer issues and trouble calls and, as necessary, we’ll continue to do that. But it’s not – that’s not a new function for us. We’ve historically done it on a regular basis.

<Q - Bryan D. Kraft>: Okay. Thanks.

<A - Thomas Robey>: Candy, next question.

Operator

Thank you. Next question, Doug Mitchelson, Deutsche Bank.

<Q - Doug Mitchelson>: Thanks so much. Rob, two questions on the long-range plan and not to oversimplify the plan but it was mentioned earlier, the focus is to deliver market share gains partly by spending more on CapEx, right? So first, your competitors are now standing still. They’re all spending more as well. And I’m sure it is, but is that accommodating your plan that the market is not static? What gives you confidence the pot of gold will be there at the end of the rainbow?

<A - Robert D. Marcus>: Yes. Of course, when we contemplate our plan, we assume that all of our competitors will continue to strive to win customers just like we are. But we feel confident that one, we can stay ahead of them; and two, a place where everybody’s talked for a long time but not succeeded is improving that customer service experience, and we really think that that’s an opportunity to differentiate ourselves. And try as they may, we just don’t think the other guys are going to get there. So we feel very good about our ability to deliver a better customer experience.

<Q - Doug Mitchelson>: The second part of it is where will the market share gains come from? So when you segment the marketplace, where are the soft spots? Is it the high end, low end, the middle? Is it do you have win better everywhere?

<A - Robert D. Marcus>: I think there are opportunities everywhere. But again, I always point to some – to say low-hanging fruit maybe trivializes the effort that’s going to go into executing on it, but I continue to see a huge opportunity in our video-only base, who I think we can upsell to video HSD given the superiority of our HSD product. We made some good strides upselling video-onlys this past quarter. I think we added something like 100,000 – we’ve migrated something like 100,000 customers from video-only to video Internet, doubles and triples. And we’ll continue to seize that opportunity. And then generally, in DSL markets, I continue to believe that our share ought to be much higher than it is today on HSD.

<A - Arthur T. Minson>: And Doug, the only thing I would add is one of the reasons we added a little bit of color today on the connect and disconnect is just to give a sense in the plan of how it was built because what we expect to see over the next few years in the plan is continued churn improvements, and that will happen as a result of having better products and services and better reliability. And that becomes self-fulfilling and helps on the connect side over time with those better products, with the rollout of our new branding. So as I said, 5% improvements in the connects and disconnects can have really meaningful impact on the net add numbers. And I think with that investment, that’s a very reasonable assumption.

<Q - Doug Mitchelson>: Well, and I guess where I was going, we’ll get more details on future calls, but we all understand how you attack the high end in the middle of the market. But the low end is the area where I think it could be really interesting if you could figure out something economical. And if you’re going to gain 1 million customers, right, it has to be beyond just the better churn. So...

<A - Robert D. Marcus>: Doug, I certainly agree with that. And we’ve been, I think, industry-leading in terms of our focus on segmenting our potential customer base. We had great success in Q4 with our $14.95, 2-by-1 HSD service that was designed to accomplish just what you described, which is hit a portion of the market that was particularly price-sensitive. And that was fairly statically connected to their DSL subscriptions. We knew that we had to deliver an affordable, superior offering to what DSL was offering in order to jar them loose, and I think we’re making great strides there. So I think you could expect to continue to see us do that type of thing.

<Q - Doug Mitchelson>: Thank you.

<A - Thomas Robey>: Next question please, Candy.

Operator

Thank you. Next question is Frank Louthan of Raymond James.

<Q - Frank G. Louthan>: Great. Thank you. So looking at the long-term plan here. I see a couple of things make some changes to some outside plan, equipment and some major cultural changes that in my observation of network industries can take two to three-year kind of period. It looks like you’re targeting to do this a little bit faster. What sort of confidence do you have that you can sort of realistically hit those goals and make those changes within an 18 month to 24 month period and it won’t stretch out longer into 2016, 2017?

<A - Robert D. Marcus>: Yeah, Frank, I guess, I would very simply start by saying I feel very good about the plan. I think we’re realistic about which changes take effect when. So largely, the improvements we’re going to see in 2014 in subscriber performance are very much driven by building on the momentum we’ve got on the acquisition and retention side already underway. The improvements in customer experience clearly takes some time to sink in to have an impact on overall subscriber trends. But that’s essentially what we’ve built into the plan. We contemplate that that’ll take a little bit of time to kick in. And that’s why you see stabilization of residential customer relationships in 2014, and then you really start to see growth in 2015 and 2016 when the benefits of our acquisition retention strategies, together with really improved customer experience, start to take hold.

<A - Arthur T. Minson>: The only thing I would add, Frank, is when you break it down into its component parts, the incremental spending, I think it’s very manageable and we have very exact plans around what we’re doing. If you take the incremental $500 million of CPE – $500 million of capital this year, it breaks down roughly CPE up $250 million. About $100 million of that is in video, about $150 million in HSD and there are specific projects and work streams around that. You then have about $150 million increase in scalable infrastructure as we continue to invest in the plan to increase HSD speeds and, again, very discrete projects with very specific work plans around that. The only other thing I would add, too, is just organizationally, I think Dinni noted, all the heavy lifting has been done. And so really, the teams are set up well and very organized to execute.

<Q - Frank G. Louthan>: So is – the equipment and plant impacts were felt first and then the cultural change, then the organization kind of following up a little later to finish this off?

<A - Robert D. Marcus>: I wouldn’t say that. I think cultural change clearly requires an evolution. It starts with the tone that’s set from the senior leadership team and I think we’re well along on accomplishing that. And that’ll continue to permeate the organization over time. I wouldn’t set it up as plan first, culture follows. This is something that is all taking place essentially simultaneously.

<A - Thomas Robey>: Thanks, Frank. Candy, next question, please?

Operator

Thank you. Next question, Craig Moffett, MoffettNathanson.

<Q - Craig Moffett>: Hi. First, Dinni, congratulations and, Rob, congratulations on officially taking the new role. I wanted to ask about usage-based pricing and your broadband pricing model for a minute. I think you and John Malone have both articulated a view that there are opportunities to move toward sort of more transparent pricing of transport, if you will. But my sense is you’ve always preferred a more usage-based pricing model. And the Malone model seems to be more focused on a two-sided market and charging. In the wake of Verizon, can you give us some thoughts on, now that you’re in your new chair, how do you think that’s going to play out and how you think Time Warner Cable is going to lead in that area?

<A - Robert D. Marcus>: Yeah. Let me start by addressing the Verizon decision. I think it’s – at this point, the outcome of the Verizon decision is not going to affect the policy approach that we take towards HSD and HSD pricing. We’ve never had any interest in blocking or discriminating against any particular content. We’re really about delivering the best possible HSD customer experience. So to the extent that the FCC’s blocking and nondiscrimination rules were struck down, that’s not going to change the way we behave. Our usage-based pricing view has always been that we think that it’s an elegant economic model to have customers who use more, pay more, and not have customers, who are light users, have to subsidize the use of heavy users. And as a result, we felt strongly that it was important for us to get usage-based offerings into the market. And we now have a 5-gigabyte tier and a 30-gigabyte tier offered across our footprint. At the same time, as we felt those models make sense, we also think that an unlimited offering is incredibly attractive to customers. And I think customers have spoken with their actions because, still, the vast, vast majority of our customers take the unlimited offering. In fact, the uptake of our usage-based tier is still very small. Will that always be the case? Might it differ as pricing differentials between unlimited and usage-based tiers evolve? Sure, it might. I think we view our mandate as to provide customers with a whole lot of choice. So I expect we’ll continue to pursue both models. The idea of charging content companies for some preferential access or for not having bits counted á la the AT&T Wireless sort of 800-number analog, I think it’s early to say how all that will play out and whether or not that will pass muster from whatever the FCC ends up doing post the Verizon decision. I think we’ll watch those models closely and see where it goes.

<Q - Craig Moffett>: Does your guidance that you gave today include any meaningful component of usage-based fees from broadband consumption?

<A - Robert D. Marcus>: So remember, our view on usage-based tiers has really never been about that being a significant driver of ARPU. We’ve always viewed it as an opportunity to do a better job at target pricing or segmenting our market so that we could charge light users a more affordable price and not force them to subsidize heavy users. So to the extent that there were benefits on the revenue side, we always thought they would come from having happier customers where the price-value equation was more synced up and, therefore, it would create a more stable customer base and less churn. We really didn’t focus on this notion of having overage charges because our theory has been that we would always offer an unlimited tier, and then customers who use a lot would always opt for the unlimited tier.

<Q - Craig Moffett>: That’s very helpful. Thanks a lot, Rob.

<A - Thomas Robey>: Thanks Craig. Candy, I think we have time for just one last question please.

Operator

Thank our final question is from Vijay Jayant, ISI Group.

<Q - Vijay Jayant>: Thanks. Rob, you presented your long-term plan today. But just with that in the context, is Time Warner not interested in engaging with Charter at all on a transaction? Or is there like a level that could sort of come out on a win-win transaction if you actually did engage? And just generally, you talked about $160 value. In your mind, is that where you think the stock should trade today based on your long range plan or is that three years out?

<A - Robert D. Marcus>: Vijay, I’m going to repeat myself, which is we’re in the business of maximizing shareholder value. We have said that if, in fact, an offer were presented that exceeds the value that we think we can create by operating the company pursuant to our operating plan ourselves, we would be willing to engage. We said that the price that it would take to transact would be $160, and this is specific to Charter, $100 in cash, $60 in Charter stock. And importantly, the stock component protected by a 20% symmetrical collar because we have concerns about the way Charter stock would trade between signing and closing. So I’m not telling you anything new, but that’s a firm position. What I think, hopefully, became abundantly clear today, is that we feel very good about our ability to run this business and we think we can create a whole lot of value for shareholders. I’m not going to comment on day-to-day stock trading prices, but we feel very good about our ability to create value at this company.

<Q - Vijay Jayant>: Great. Thank you.

<A - Thomas Robey>: Thanks, Vijay.

Robert D. Marcus

Okay. Thanks, everybody. We certainly covered a lot of ground this morning but before we wrap I want to leave you with some final thoughts. First, the residential business turnaround is well under way. We are committed to enhancing the customer experience, which will drive significant subscriber growth, which in turn will accelerate our residential revenue.

Second, the robust and profitable revenue growth in business services will continue for years to come. We will continue to invest in this opportunity and we will make this a very large, profitable business.

And third, even with the investment required to refuel the revitalization of residential and the continued strong growth of business services, we still have the firepower to engage in opportunistic M&A and return very significant amounts of capital to our shareholders.

We hope you’ve gotten a sense of the talent, focus and passion we have on the team and I know I speak from all 52,000 Time Warner Cable employees when I say that I’m confident that our best days are ahead of us. Thank you and we look forward to talking to you again soon.

Thomas Robey

Thanks, Rob. And to give everyone a little advance notice, Time Warner Cable’s next quarterly earnings conference call, which will reflect our first quarter 2014 results, will be held on Thursday, April 24, at 8:30 a.m. Eastern Time. Thanks for joining us.

Operator

Thank you for your participation. That does conclude today’s conference call. You may disconnect at this time

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